                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                               (Amendment No. 1)


                            SIGNATURE RESORTS, INC.
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)

                                   82668B106
                                (CUSIP Number)



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 82668B106
-----------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Andrew J. Gessow

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            3,606,306

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,606,306

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,606,306

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8%

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      TYPE OF REPORTING PERSON (See Instructions)
12
      IN

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Item 1(a)      Name of Issuer:
                    SIGNATURE RESORTS, INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                    1875 South Grant Street, Suite 650
                    San Mateo, California 94402

Item 2(a)      Name of Person Filing:
                    Andrew J. Gessow

Item 2(b)      Address of Principal Business Office or, if none, Residence:
                    2934 Woodside Road
                    Woodside, CA  94062

Item 2(c)      Citizenship:
                    United States

Item 2(d)      Title of Class of Securities:
                    Common Stock, $0.01 par value

Item 2(e)      CUSIP Number:
                    82668B106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act.

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act.

          (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F).

          (g) [ ] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7).

          (h)  [ ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

          Not applicable.


Item 4.   Ownership.

          (a)  Amount Beneficially Owned:
                    3,606,306

          (b)  Percent of Class:
                    10.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or direct the vote......................... 3,606,306

               (ii)  shared power to vote or to direct the vote......................... None

               (iii) sole power to dispose or to direct the disposition of......... 3,606,306

               (iv)  shared power to dispose or direct the disposition of............... None

Includes 75,000 shares purchasable upon the exercise of currently vested common stock options.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1998



Signature:   /s/ Andrew J. Gessow
            ----------------------------------
             Andrew J. Gessow